Exhibit 24.1
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Erik Olsson, Keith Sawottke and Kevin Groman jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of RSC Equipment Rental, Inc. and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	Chief Executive Officer, President and Director (Principal Executive Officer)	July 16, 2007

/s/ Keith Sawottke Keith Sawottke	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 16, 2007

/s/ Denis Nayden Denis Nayden	Director, Chairman of the Board	July 16, 2007

/s/ Timothy Collins Timothy Collins	Director	July 16, 2007

/s/ Edward Dardani Edward Dardani	Director	July 16, 2007

/s/ Douglas Kaden Douglas Kaden	Director	July 16, 2007

/s/ Christopher Minnetian Christopher Minnetian	Director	July 16, 2007

Signature	Title	Date

/s/ John Monsky John Monsky	Director	July 16, 2007

/s/ James Ozanne James Ozanne	Director	July 16, 2007

/s/ Scott Spielvogel Scott Spielvogel	Director	July 16, 2007

/s/ Donald Wagner Donald Wagner	Director	July 16, 2007

/s/ Mark Cohen Mark Cohen	Director	July 16, 2007
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